CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 18, 2017, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Oclaro, Inc. on Form 10-K for the year ended July 1, 2017. We consent to the incorporation by reference of said reports in the Registration Statements of Oclaro, Inc. on Forms S-8 (File Nos. 333-215139, 333-208057, 333-200412, 333-183331, 333-179255, 333-172712, 333-158973, 333-149072, 333-129825, 333-13388, 333-119011, and 333-113341) and on Forms S-3 (File Nos. 333-212455, 333-142270, 333-137719, 333-133460, 333-132069 and 333-122630).

/s/ GRANT THORNTON LLP

San Francisco, California
August 18, 2017